Exhibit 10.6

5:01 Acquisition Corp.

Non-Employee Director Compensation Policy

Each member of the board of directors (the “Board”) of 5:01 Acquisition Corp.. (the “Company”) who is not also an employee of the Company or any subsidiary of the Company shall be entitled to the following compensation for service on the Board and its committees:

Cash Compensation

Effective upon the closing of the Company’s initial public offering, cash compensation shall be paid in the following annual amounts. Payments shall be made in monthly installments on the last day of each calendar month in which service occurred, and shall be prorated as appropriated for a director who does not serve for the full month.

1.	Annual Board Service Retainer:

a.       All non-employee directors: $50,000